UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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VIAD CORP

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To Our Shareholders:

At Viad’s Annual Shareholder Meeting on May 15, 2012, shareholders will cast an advisory vote on the compensation of our named executive officers (“say-on-pay” – Proposal 3). Our Board of Directors recommends that you vote FOR the approval of Proposal 3.

ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have recommended against Proposal 3, citing concerns with respect to the link between executive pay and the Company’s performance. For the reasons set forth below and in our 2012 proxy statement, we believe Viad’s executive compensation program directly links pay and performance and urge you to vote FOR the advisory vote on the compensation of our named executive officers.

Background and Guiding Principles for 2011 Compensation Recommendations

Our compensation program for 2011 was designed to drive improved profitability, motivate and retain executives and closely align the incentives of our executives with the creation and maintenance of long-term shareholder value. A significant guiding principle of the Human Resources Committee of Viad’s Board of Directors in its evaluation of 2011 compensation was to ensure that the improved financial results attained by Viad in 2010 relative to 2009 were further improved in 2011. In addition, the Human Resources Committee sought to motivate executives and key employees to strive to achieve Viad’s long-term operating and financial goals, thereby enhancing shareholder value.

The Human Resources Committee also sought to ensure that an appropriate balance was attained between the performance-based incentives provided to executives and the retention value of those incentives. In 2011, time-vested restricted stock and performance units under the Viad Performance Unit Incentive Plan (“PUP”) were utilized as the long-term incentive components of executive compensation that would achieve this balance. The PUP was implemented as a replacement for stock options, which were utilized as a long-term incentive in 2010. The PUP was viewed as a more direct means than stock options to closely align business results to long-term executive incentives. Time-vested restricted stock was utilized as a long-term incentive and retention mechanism in 2011, as it had been in 2010. At last year’s Annual Shareholder Meeting, approximately 84% of our shareholders voting on the advisory “say-on-pay” proposal approved the 2010 compensation of the named executive officers described in our proxy statement in 2011. The principles underlying our 2011 compensation program were consistent with principles applied with respect to our 2010 program.

As it relates to Mr. Paul Dykstra, Chairman, President and CEO of Viad, the Human Resources Committee targeted specific changes to Mr. Dykstra’s compensation to ensure alignment existed between his total compensation and Viad’s short-term and long-term financial performance. In comparison to 2010, Mr. Dykstra in 2011 received a base salary increase (which was his first base salary increase since 2008), his annual incentive target increased from 80% of earnings to 90% of earnings and he received a long-term incentive grant comprised of time-based restricted stock and performance units.

In 2011, Mr. Dykstra also received a special grant of time-based restricted stock (5-year cliff vesting) in recognition of his leadership over the prior several years. During 2009 and 2010, under Mr. Dykstra’s leadership, Viad made significant changes to its business, including implementing a comprehensive corporate reorganization and deploying a Lean transformation initiative. Mr. Dykstra skillfully led the Company through its shift from a holding company structure into a more efficient structure as an operating company with two focused business groups, integrated management, and shared internal services including, finance and accounting, information technology, legal and human resources. During the final stages of the corporate reorganization, Mr. Dykstra also served in a dual role as CEO of Viad and President of the Marketing & Events Group, which is Viad’s largest operating group. He served in this dual role capacity during a critical time for Viad, helping the Company establish stronger results in 2010 after the challenging economic conditions of 2009 and solidifying the major transformation of the Company to position its two business groups for further growth and progress. The cliff vesting feature of the special grant was intended to serve as a retention incentive to ensure Mr. Dykstra’s continued leadership of the Company.

Improving Financial Results

Since 2009, Viad has significantly improved business performance on key financial metrics. Viad’s revenue increased at a cumulative annual growth rate of 8.1 percent from $806 million in 2009 to $942 million in 2011. Segment operating income improved by $21 million from $4 million in 2009 to $25 million in 2011. Operating cash flow increased by approximately $41 million from an outflow of $6 million in 2009 to an inflow of $35 million in 2011.

Additionally, management’s disciplined approach to capital deployment and strong management of working capital enabled the Company to maintain a very strong balance sheet during the economic downturn while continuing to invest in the business, repurchase shares of the Company’s stock and pay a consistent dividend.

(in $Millions)	2009	2010	2011

Viad Revenue	805.8	844.8	942.4

Viad Segment Operating Income	4.2	14.8	25.4

Viad Operating Cash Flow	(6.2)	43.3	34.7

Viad Net Cash	103.6	136.8	97.1

Viad Debt-to-Capital *	3.2%	2.3%	0.8%

* Capital is defined as total debt and capital lease obligations plus total stockholders’ equity.

These significant improvements in a low-growth economic environment were driven by management’s strategic focus to deliver higher economic profits in both operating groups.

	Marketing & Events Group			Travel & Recreation Group
(in $Millions)	2009	2010	2011	2009	2010	2011

Revenue	730.5	756.5	840.6	75.3	88.3	101.8

Segment Operating Income (Loss)	(12.9)	(5.1)	5.2	17.1	19.9	20.2

Marketing & Events Group

Viad’s Marketing & Events Group was impacted by a significant reduction in tradeshow marketing spending from 2008 to 2009. Generally lagging the broader economy, the tradeshow industry continued to contract into 2010, with modest growth resuming in the 2010 third quarter.

Management’s strategic focus for its Marketing & Events Group is centered on improving profits and decreasing invested capital to improve return on invested capital (“ROIC”). During 2009, management completed a strategic reorganization that combined its experiential marketing services business with its tradeshow business to enhance its customer value proposition, accelerate revenue growth and reduce overall costs by aligning and better leveraging its sales, marketing, creative and operational functions.

Driven by management’s efforts to capture a greater share of exhibitor spending, Viad’s Marketing & Events Group outperformed the industry in both 2010 and 2011. During 2010, the Center for Exhibition Industry Research (“CEIR”) reported a 2.1 percent decrease in the net square footage of U.S. tradeshows versus 2009. In comparison, Viad’s 2010 same-show revenues declined by only 1 percent versus 2009. From 2010 to 2011, Viad’s same-show revenues grew 11.2 percent, while CEIR reported a 2.7 percent increase in net square footage of U.S. shows.

Through a combination of revenue growth and cost reduction efforts, the Marketing & Events Group has delivered an $18 million improvement in operating results from 2009 to 2011. Management remains focused on improving Marketing & Events Group ROIC through profitable revenue growth, productivity gains and invested capital reductions.

Travel & Recreation Group

Viad’s Travel & Recreation Group enjoys strong perennial demand for national park tourism experiences and continued to generate high operating margins and an ROIC well in excess of Viad’s weighted-average cost of capital through the recessionary downturn.

Management’s strategic focus for the Travel & Recreation Group is centered on growing this high-return business through disciplined capital investments to “Refresh, Build and Buy” assets that achieve a minimum ROIC of 15 percent within five years of the investment. The refreshing of existing assets is generally aimed at enhancing the guest experience and increasing the productivity of an asset through an increase in the number of guests and/or revenue per guest. The build and buy initiatives are generally aimed at increasing the capacity or number of high-return assets of the business.

After concerted efforts during 2010 and 2011, management was successful in obtaining approval from Parks Canada to build a new high-margin attraction within Jasper National Park in Alberta, Canada. Construction of this attraction, the Glacier Discovery Walk, is expected to begin in 2012 with a grand opening expected in the 2013 season. Management has also been pursuing a disciplined approach to acquire hotels and attractions in or adjacent to national parks in western North America and successfully acquired three lodging properties during 2011 and another in the 2012 first quarter.

As a result of the Refresh, Build and Buy strategy and its strong market position, management believes that the Travel & Recreation Group is well-positioned to realize strong top-line growth and accelerated economic profit creation.

Summary of Key Determinants of 2011 Overall CEO Total Compensation

Consistent with the methodology and approach used for Viad’s overall executive compensation program, Mr. Dykstra’s 2011 compensation was based on market data provided by Aon Hewitt to Viad in January 2011. Because of our unique and diverse mix of businesses – we are the only publicly-held company in the United States operating with our mix of businesses (from marketing and event services to travel and recreation services) – there is no defined peer group that accurately reflects the nature of our core businesses. As a result, Viad has not selected a set of identified comparator or peer companies in connection with the decision-making process for executive compensation. Rather, Aon Hewitt provided to Viad market data derived from its Total Compensation Measurement Database for a broad mix of general industry companies that have annual revenues similar to Viad’s annual revenues (companies with annual revenues in the range of $500 million to $2 billion) without regard to the specific companies or the specific industries in which the companies compete. The market data provided by Aon Hewitt included 33 companies1 with a median revenue of $979 million. Viad’s annual revenue for 2010 was $809 million. The market data provided by Aon Hewitt was used in determining the benchmarks for Viad’s executive compensation. In order to attract and retain key executive leadership and to reward for performance, Viad’s stated compensation philosophy is to target total compensation levels between the 50th and 75th percentile of market reference values and to target individual compensation components of base salary and annual and long-term incentives between the same percentile range of market reference values.

In determining total compensation recommendations for Mr. Dykstra, the one-time special grant of restricted stock was not considered in the determination of his 2011 total compensation package as the grant was awarded in recognition of Mr. Dykstra’s past leadership during the Company’s major transformation, as described in the first section above, and to incentivize his continued leadership.

[1]	A list of the 33 companies is provided in the Appendix A.

Excluding the special grant, Mr. Dykstra’s total 2011 compensation package was below the market reference value at the 50th percentile of the benchmark general industry market data provided by Aon Hewitt.

Compensation Detail on CEO’s Special Grant of 25,000 Shares of Restricted Stock

In 2011, the Human Resources Committee approved and the independent directors of the Board ratified a special grant of 25,000 shares of restricted stock to Mr. Dykstra. A special grant is not anticipated to occur again in the foreseeable future. The grant was given in recognition of Mr. Dykstra’s leadership, as described above, and to serve as a retention incentive that would help to ensure that Mr. Dykstra would continue to provide his leadership in the continued transformation of the Company and its businesses while, at the same time, ensuring continued focus on the long-term performance of the Company to enhance shareholder value. The grant of 25,000 shares of restricted stock (valued at $575,250 based on a grant date stock price of $23.01) will vest 5 years from the grant date.

Compensation Detail on CEO’s 2011 Long-Term Incentive Grant

Long-term incentives for Mr. Dykstra in 2011 were granted using restricted stock and performance units. Of the long-term award value granted to Mr. Dykstra, approximately 50% was made up of performance units and approximately 50% was made up of time-vested restricted stock.

Performance Unit Incentive Plan

The Performance Unit Incentive Plan (“PUP”) is a cash-based plan designed to closely align participants’ compensation with the long-term interests of our shareholders by tying the value of units to both stock price appreciation during the three-year performance period and to achievement of financial performance measures that are key factors in increasing shareholder value. Performance targets are set by the Human Resources Committee during the first quarter of the three-year performance period and in 2011 the weighting of the measures was set as provided in the below table:

Plan Measure	Weighting
Operating Income	60%
Operating Cash Flow	30%
Revenue	10%

These performance measures were approved by the Human Resources Committee with the following rationale in mind:

•	Operating Income – Ensures focus on profit growth

•	Operating Cash Flow – Ensures focus on quality of profits and working capital management

•	Revenue – Ensures focus on growth of the Company either organically or by acquisition

Under the terms of the PUP, Mr. Dykstra was granted 27,800 units in 2011 with a total grant date fair value of $639,678, based on a grant date stock price of $23.01. At the end of the three-year performance period, no payout will occur under the terms of the PUP unless a minimum threshold of Operating Income achievement is met over the same time period. If the threshold for Operating Income is met, the payout percentage under the terms of the PUP is calculated based on the performance measures of Operating Income, Operating Cash Flow and Revenue.

Achievement can range from 0% to 200% of the target with threshold being 30% of target. Award payout is based on the following formula:

(Number of units) X (Unit value*) X (Company achievement)

*

Unit value is determined using the average price of Viad’s common stock during the ten-day trading period beginning on the day following the public announcement of Viad’s year-end financial results for the final year of the performance period.

Time Vested Restricted Stock

In 2011, Mr. Dykstra was awarded time-vested restricted stock based on the significant impact he has on the achievement of Viad’s operational and financial goals. The restricted stock will vest three years from the grant date and is intended to have retention value as well as to ensure Mr. Dykstra is motivated to make long-term decisions that will be beneficial to shareholders and Viad. The grant date value of the 23,900 shares awarded is $549,939, based on the grant date stock price of $23.01.

Alignment of Annual Incentive Plan to Long-Term Incentive Plan

The Management Incentive Plan (“MIP”) is a cash-based annual incentive program for executive officers and other key executives of the Company. The MIP is designed to motivate and reward those individuals for Viad’s performance during the year by making a significant portion of their cash compensation variable and dependent upon achievement of Viad’s annual performance targets. In 2011, the specific MIP annual performance targets were based on the following measures and weightings:

Plan Measure	Weighting
Operating Income	60%
Operating Cash Flow	20%
Revenue	10%
Operating Margin	10%

These performance measures were approved by the Human Resources Committee with the following rationale in mind:

—	Operating Income – Ensures focus on profit growth

—	Operating Cash Flow – Ensures focus on quality of profits and working capital management

—	Revenue – Ensures focus on growth of Company either organically or by acquisition

—	Operating Margin – Ensures focus on efficiency gains through improvement of gross margins in addition to minimizing overhead costs

The selection of performance measures for both the MIP (annual incentive program) and PUP (long-term incentive program) were approved by the Human Resources Committee on the rationale that long-term financial objectives for the Company (as defined in the PUP) will be most effectively achieved by ensuring that short-term focus exists on similar objectives as defined in the MIP.

No Performance-Based Restricted Stock with Dividends Was Granted in 2011; No Dividends Were Paid in 2011 with respect to Performance-Based Restricted Stock for which the Performance Component Had Not Been Achieved

We note that the ISS recommendation report dated May 2, 2012 highlighted as a concern that executives with unvested performance-based restricted stock received dividends on those shares. However, Viad no longer grants performance-based restricted stock with respect to which dividends could be paid on unvested shares. The only dividends paid on unvested performance-based restricted stock in 2011 were paid with respect to performance-based restricted stock awards granted in 2009 and 2008, and the performance component of those awards was achieved prior to 2011. These awards had performance targets established for the year of the grant and were designed to focus management’s attention on annual financial performance, and to retain the management team with a three-year vesting schedule of one-third of the earned award per year starting one year after the grant date. No performance-based restricted stock was granted in 2011.

Conclusion

We believe that the executive compensation program for executive officers was a significant factor contributing to Viad’s improved profitability and operating efficiencies in 2011 and to positioning Viad for increased shareholder value creation in the future, and we remain focused on designing a compensation program that motivates and retains executives, and motivates executives to strive to achieve Viad’s long-term and short-term operating and financial goals, thereby enhancing shareholder value.

We urge our shareholders to vote in favor of Viad’s Proposal 3 – Advisory Vote on Compensation of Viad’s Named Executive Officers. Your vote is very important, and we appreciate your continued support.

Forward Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad Corp cautions readers that, in addition to historical information contained herein, this document includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this document. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the Company may be out-of-date or incorrect. Please rely only on Company press releases, SEC filings and other information provided by the Company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2012 Annual Meeting of Shareholders. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the definitive proxy statement as well as other relevant documents, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, at www.viad.com or upon request by calling Viad Investor Relations at 602-207-2681.

Participants in the Solicitation

The Company, its directors, certain of its executive officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposals being voted on at the Company’s 2012 Annual Meeting of Shareholders. Information regarding the participants in the solicitation of proxies in connection with the proposals being voted on at the Company’s 2012 Annual Meeting of Shareholders is included in the definitive proxy statement that the Company filed with the SEC on April 13, 2012. These documents and additional information regarding the direct and indirect interests of the participants in this proxy solicitation, by security holdings or otherwise, are available free of charge at the SEC’s website at www.sec.gov, at the Company’s website at www.viad.com or upon request by calling Viad Investor Relations at 602-207-2681.

APPENDIX A

General Industry Market Data

The companies provided by Aon Hewitt and used in determining the benchmarks for Viad’s 2011 executive compensation included the following:

ACCO Brands Corp	Healthways
Ameron International Corporation	IHS Group
Barnes Group,Inc.	Janus Capital Corporation
Beazer Homes USA, Inc.	Kaman Corporation
Blue Cross and Blue Shield of Nebraska	Kraton Polymers
Callaway Golf Company	L.L. Bean Incorporated
Ceridian Corporation	Lord Corporation
Cleco Corporation	Mueller Water Products
Covanta Holding Corporation	OMNOVA Solutions Inc.
Deluxe Corporation	Pennsylvania National Mutual Casualty Insurance Co.
Eddie Bauer LLC	Private Bancorp
Edwards Lifesciences LLC	Timex Group USA, Inc.
Force Protection, Inc.	TransUnion, LLC
Furniture Brands International, Inc.	Waters Corporation
GATX Corporation	Wells’ Dairy
GenCorp Inc.	Zebra Technologies Corporation
Graco Inc.